April 1, 1999



The Clorox Company
1221 Broadway
Oakland, California 94612-1888


Re: Registration Statement on Form S-3; $750,000,000 Aggregate Principal Amount of Debt Securities

Ladies and Gentlemen:


I am Senior Vice President - General Counsel and Secretary of The Clorox Company, a Delaware corporation (the "Company"), and, in such capacity, have acted as counsel to the Company in connection with the registration pursuant to the Securities Act of 1933 (the "Securities Act"), of up to $750,000,000 aggregate principal amount of debt securities (the "Securities") pursuant to a Registration Statement on Form S-3 (the "Registration Statement"), to which Registration Statement this opinion shall be filed as an exhibit. The Securities would be issued pursuant to that certain Indenture, dated as of March 15, 1999 (the "Indenture") entered into between the Company and The Bank of New York, as Trustee (the "Trustee").

I have examined (i) the Restated Certificate of Incorporation and the Bylaws (restated) of the Company, (ii) the originals, or copies certified or otherwise identified, of the Company's corporate records, including minute books, resolutions (including, without limitation, the proceedings of the Board of Directors with respect to the proposed offering of the Securities), (iii) the Registration Statement and schedules and exhibits thereto, (iv) the Indenture and
(v) such other documents and instruments as are in my judgment necessary or appropriate as a basis for the opinions expressed below.

I have also made, or caused to be made, such investigations of law as are in my judgment necessary or appropriate as a basis for the opinions expressed below.
In rendering the following opinions, I have assumed that the actions relating to the authorization, registration, offer and issuance of the Securities taken by the Company's Board of Directors prior to the date of this opinion will not be revoked by any action of the Company's Board of Directors.

Based upon the foregoing, I am of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2. The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding instrument of the Company.

3. Upon (a) the Registration Statement becoming effective under the Securities Act, (b) the authorization by the Company of a supplement to the Indenture and/or the issuance, sale and delivery of the Securities pursuant to a resolution of the Board of Directors defining the terms thereof, (c) the authorization by resolutions of the Board of Directors of the Company, or the proper officers of the Company duly authorized, and receipt by the Company of sufficient consideration for the issuance, sale and delivery of such Securities and (d) the execution of the Securities by the proper officers of the Company and the authentication thereof by the Trustee, the Securities will be duly authorized and issued and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and any supplements thereto.

My opinions set forth in paragraphs (2) and (3) above with respect to the binding effect of the Indenture and the Securities issued pursuant to the Indenture are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws now or hereafter in effect relating to, affecting or limiting creditors' rights and (ii) general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding may be brought.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Validity of Debt Securities" in the Prospectus constituting a part of the Registration Statement.
Very truly yours,

/s/ Peter D. Bewley

Peter D. Bewley
Senior Vice President - General Counsel and Secretary